EXHIBIT 99.2

VANTAGEMED ANNOUNCES CLOSING OF MERGER WITH NIGHTINGALE

RANCHO CORDOVA, Calif.—April 18, 2007—VantageMed Corporation (OTCBB: VMDC.OB) today announced that at a special meeting of VantageMed stockholders held today, VantageMed stockholders approved the merger of VantageMed with an entity controlled by Nightingale Informatix Corporation (TSX-V: NGH) of Ontario, Canada, with VantageMed as the surviving entity.  Following the stockholders’ meeting, the merger was completed, and VantageMed became a wholly owned subsidiary of Nightingale. VantageMed stockholders will receive $0.75 in cash for each share of common stock that they own (other than shares held in treasury, which were cancelled without payment thereon, and any dissenting shares). As a result of the merger, VantageMed’s common stock will no longer be publicly traded, and VantageMed will no longer file periodic reports with the Securities and Exchange Commission.

About VantageMed

VantageMed is a trusted provider of healthcare software products and services to more than 18,000 physician, anesthesiologist and behavioral health providers nationwide. These providers use VantageMed’s core products including ChartKeeper Computerized Medical Records software as well as RidgeMark, Northern Health Anesthesia and our Helper family of Practice Management products which are all supported by SecureConnect electronic transaction services. VantageMed is dedicated to providing these cost effective, easy to use solutions that empower healthcare providers and their staff with the tools and data they need to improve productivity and reimbursements. For more information about VantageMed or our products, please call 877-879-8633, or visit the company’s website at www.vantagemed.com.

VANTAGEMED INVESTOR RELATIONS CONTACT:

VantageMed Corporation

Liesel Loesch

(877) TRY-VMED, ext. 4833

investor@vantagemed.com

VANTAGEMED MEDIA CONTACT:

VantageMed Corporation

Jennifer Morgano Dossetti

(877) TRY-VMED, ext. 4851

media@vantagemed.com